Exhibit 5.1

MAPLES GROUP

Ref: DLK/675098-000007/23953035v2

Boqii Holding Limited

6F, Building 1

No.399 Shengxia Road

Pudong New District

Shanghai

People's Republic of China

31 May 2022

Dear Sirs and/or Madams

Boqii Holding Limited

We have acted as Cayman Islands legal counsel to Boqii Holding Limited (the "Company") in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or around 31 May 2022 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 4,000,000 ordinary shares of par value US$0.001 per share in the capital of the Company (the "Shares"), issuable by the Company pursuant to the Amended and Restated 2018 Global Share Plan adopted by the shareholders of the Company on 27 September 2012, as amended or amended and restated by the shareholders of the Company on 17 July 2014, 21 March 2016, 1 August 2018 and 1 September 2020 and as amended and restated by the board of directors of the Company on 27 May 2022 (such plan, to be referred to as the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the Twelfth Amended and Restated Memorandum of Association of the Company as conditionally adopted by a special resolution passed on 1 September 2020 and effective immediately upon completion of the Company's initial public offering of ordinary shares represented by American depositary shares (the "Memorandum and Articles"), and the resolutions of the shareholders of the Company passed on 27 September 2012, 17 July 2014, 21 March 2016, 1 August 2018 and 1 September 2020 and the resolutions of the board of directors of the Company passed on 27 May 2022 (together, the "Reso lutions").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued, sold and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Island s) statutes, rules, regulations, codes, judicial authority or any other promulgations .

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below, and (g) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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